Exhibit 10.64
EXECUTIVE MANAGEMENT INCENTIVE AWARD PROGRAM
As Adopted by the Compensation and Human Resources Committee of the Board of Directors
on December 3, 2009 and as effective on January 1, 2010
Introduction
     Executive Management Incentive Awards (“EMIAs”), made pursuant to Article 9 of the King Pharmaceuticals, Inc. (the “Company”) Incentive Plan (the “Plan”), will be based upon one or more objectives (“Objectives”). In determining the potential EMIA payout for any participant in the program (“Participant”), the Objectives shall be evaluated and applied either by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) or by the Chief Executive Officer, as further detailed below. All capitalized terms not otherwise defined shall have the meanings assigned to them in the Plan.
     This program shall become effective on January 1, 2010 and shall remain continuously effective thereafter except as amended, suspended or discontinued by the Committee, as described herein.
Administration
     The Committee shall have complete discretionary authority over the administration of the EMIAs as set forth in this program including, without limitation, the authority to adjudicate claims related to EMIAs, interpret the terms of EMIAs, and to resolve disputes and factual questions related to EMIAs. Determinations of the Committee shall be binding on the Company and the Participants.
Eligibility to Participate
     Except as otherwise determined by the Committee, executives having the title of Vice President or more senior titles as of January 1 of each year shall be eligible to participate in the EMIA program for that year (the “Program Year”). The officers listed on Attachment I here to shall be designated the “Top Executives” for purposes of the Plan.
     The Committee and/or the Chief Executive Officer, as further detailed below in the section entitled “Approval of Objectives”, may establish an EMIA for an executive who is hired or promoted to fill an EMIA-eligible position after January 1; provided, however, that
1.	unless the Committee shall determine otherwise, an EMIA may be established for a Top Executive after 90 days have elapsed since January 1 only if 75.1% or more of the performance time period is remaining at the time the EMIA is established, in accordance with Treas. Reg. § 1.162-27(e);

2.	any executive hired after September 30 of a given year is ineligible for an EMIA during that Program Year; and

3.	any employee of the Company promoted into an EMIA-eligible position who becomes an Participant (but who is not a Top Executive) shall participate prorata in the EMIA program and in any other cash incentive plan in which the employee participated immediately prior to becoming an Participant.

Objectives
     The EMIA for each Participant shall be based entirely upon one or more Objectives appearing in Attachment II hereto. Each Objective shall be based upon prospective goals, the accomplishment of which is substantially uncertain at the time of the establishment of the EMIA. Unless the Committee shall determine otherwise, EMIAs for Top Executives shall be established during the first 25% of the applicable performance period.
     The Committee shall establish and approve each Objective and any amendments thereto.
Weighting of Objectives
     The relative weighting of one or more Objectives for each Participant or group of Participants shall be determined by the Compensation and Human Resources Committee during the first 25% of the applicable performance period. This document shall automatically be amended by such adoption, and the adopted amendment shall be attached hereto as Attachment III, replacing any Attachment III previously adopted by the Committee.
Determination of Award Amounts
     Each Participant is eligible for a cash award (“EMIA Payout”) which is a percentage of his or her base salary earned during the Program Year. An EMIA Payout is calculated as follows:

EMIA Payout ($) =	Base salary earned during Program Year ($) x Weighted Objective Achievement Percentage (%)
          The sections below provide further detail regarding the elements of this calculation.
     Weighted Objective Achievement Percentage
          A Participant’s Objective Achievement Percentage is determined, for each Objective to which he or she is subject, using the table on Attachment IV hereto, according to the degree of achievement (none, threshold, target or stretch, or a prorata percentage between levels using straight-line interpolation between adjacent achievement levels).
          In the case of a Participant having only one Objective, the Weighted Objective Achievement Percentage is equal to the Objective Achievement Percentage for the sole Objective.
          In the case of a Participant having more than one Objective, the Weighted Objective Achievement Percentage is determined by calculating the average of the Achievement Percentages of the Participant’s Objectives, with each Achievement Percentage weighted according to its proportional representation among the Participant’s overall mix of Objectives.
          Attachment IV may be amended by the Committee from time to time and this document shall thereby be automatically amended.

Eligibility for EMIA Payout
     Any EMIA Payout shall be contingent upon the Committee’s determination that the applicable Objectives have been met, and at what achievement level these Objectives have been met. Also:
1.	In the case of any Top Executive, EMIA Payouts shall be contingent upon the Committee’s approval of the Top Executive’s Weighted Objective Achievement Percentage.

2.	In the case of each other Participant, EMIA Payouts shall be contingent upon the determination of the Chief Executive Officer, or his designee, of the Participant’s Weighted Objective Achievement Percentage.
     Other than as provided in the following five paragraphs, a Participant must be employed by the Company on December 31 of the Program Year or the Participant will forfeit any EMIA Payout which he or she may have otherwise been qualified, or may have become qualified, to receive for that Program Year.
1.	Death. In the event that a Participant has died as of the date of his or her EMIA Payout, if any, it shall be paid to his or her estate. In the event of a Participant’s death before December 31 of the Program Year, a prorata portion of the Participant’s target payout percentage, as indicated on Attachment IV, reflecting the Participant’s time in service during the performance year, shall be paid to his or her estate as soon as reasonably practicable.

2.	Termination Due to Incapacity. In the event that a Participant has been terminated due to incapacity (as evidenced by the judgment or decree of a court of competent jurisdiction) as of the date of his or her EMIA Payout, if any, it shall be paid to his or her legal guardian or appointed representative. In the event of a Participant’s termination due to incapacity before December 31 of the Program Year, a prorata portion of the Participant’s target payout percentage, as indicated on Attachment IV, reflecting the Participant’s time in service during the performance year, shall be paid to his or her legal guardian or appointed representative as soon as reasonably practicable.

3.	Termination Due to Disability. In the event of a Participant’s termination due to Disability before December 31 of the Program Year, a prorata portion of the Participant’s target payout percentage, as indicated on Attachment IV, reflecting the Participant’s time in service during the performance year, shall be paid to the Participant as soon as reasonably practicable following termination.

4.	Approved Retirement. In the event of a Participant’s Approved Retirement before December 31 of the Program Year:
a.	if the Participant is not a Top Executive, a prorata portion of the Participant’s target payout percentage, as indicated on Attachment IV, reflecting the Participant’s time in service during the performance year, shall be paid to the Participant as soon as reasonably practicable following retirement.

b.	if the Participant is a Top Executive, a prorata portion of the Participant’s payout percentage, as indicated on Attachment IV, reflecting the Participant’s time in service during the performance year and the results of the Objectives applicable to the Participant for the Program Year at the completion of the performance period, shall be paid to the Participant as soon as reasonably practicable following completion of the Program Year during which retirement occurs.
5.	Qualifying Separation. In the event of a Participant’s Qualifying Separation (as such term is defined in the King Pharmaceuticals, Inc. Severance Pay Plan then applicable to the Participant (the “Severance Plan”)) for any reason, other than Cause (as such term is defined in the Severance Plan), before December 31 of the Program Year:
a.	if the Participant is not a Top Executive, a prorata portion of the Participant’s target payout percentage as indicated on Attachment IV, reflecting the Participant’s time in service during the performance year, shall be paid to the Participant as soon as reasonably practicable after the Qualifying Separation occurs.

b.	if the Participant is a Top Executive, a prorata portion of the Participant’s payout percentage as indicated on Attachment IV, reflecting the Participant’s time in service during the performance year and the final results of the Objectives applicable to the Participant at the completion of the performance period, shall be paid to the Participant as soon as reasonably practicable following completion of the Program Year during which the Qualifying Separation occurs.
Timing of EMIA Payout
     Except as otherwise provided herein, the payment of all EMIA Payouts for a Program Year, if any, will be made between January 1 and March 15 of the year following the Program Year.
Tax Matters
     All EMIA payments are subject to applicable state, federal, local and other tax withholding requirements.
     To the maximum extent possible, all EMIA Payouts to Top Executives are intended to be “qualified performance-based compensation” in accordance with Treas. Reg. § 1.162-27(e) and shall be interpreted and administered as such unless the Committee determines that it is in the best interests of the Company not to adhere to the requirements of 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. § 1.162-27.
Other Matters
     The Committee, in its discretion, may reduce or eliminate any EMIA Payout in the event it determines it is in the best interests of the Company to do so for reasons including, without limitation, financial distress of the Company, administrative difficulties or that the EMIA Payout is nondeductible by the Company under the Internal Revenue Code; provided, however, that no such modification may be made following a Change of Control without the prior consent of the Board of Directors as constituted immediately preceding the Change in Control. The reduction of one or more EMIA Payouts shall not increase the EMIA Payout of any other Participant.

     The Committee may, at any time, amend, suspend or terminate this EMIA program, and the Board of Directors of the Company, in its discretion, may at any time withdraw the Committee’s authority over this EMIA program; provided, however, that following a Change of Control no such amendment, suspension, termination or withdrawal of authority applicable to or affecting the then current Program Year or any EMIA Payout which is or may become payable in connection with the then current Program Year may occur without the prior consent of the Board of Directors as constituted immediately preceding the Change in Control.
     The grant of an EMIA shall in no way be construed or interpreted to establish or guarantee a term of employment and does not change the “at-will” or other status of any person employed by the Company.
     The terms and conditions of this EMIA program are, in their entirety, set forth in this document and the EMIA documents pertaining to a specific Participant. Once established, the Objectives may only be altered by valid written notice to that effect from the Committee. Any oral representation or writing not authorized and approved by the Committee shall be void and of no effect, and shall not be binding on the Company or the Committee.

Attachment I
Top Executives

Adopted:	12/3/2009
Effective:	1/1/2010
President and Chief Executive Officer
Chief Financial Officer
Chief Commercial Officer
President, Alpharma Animal Health
Chief Legal Officer
Corporate Compliance Officer
Chief Science Officer

Attachment II
Objectives
Adopted:
Effective:

Attachment III
Objectives Weighting Table
Adopted:
Effective:

Attachment IV
Achievement Percentage Table

Adopted:	12/3/2009
Effective:	1/1/2010

	ACHIEVEMENT PERCENTAGE
POSITION	THRESHOLD	TARGET	STRETCH
President & Chief Executive Officer	50%	100%	200%
Chief Financial Officer	35%	70%	140%
Chief Commercial Officer	30%	60%	120%
President, Animal Health	30%	60%	120%
Chief Science Officer	30%	60%	120%
Chief Legal Officer	30%	60%	120%
EVP Level 1	25%	50%	100%